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Exhibit 10.40(a)

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

        This Second Amendment to Employment Agreement is made and entered into on this 30th day of September 2003, by and between LECG, LLC, a California limited liability company with a business address of 2000 Powell Street, Suite 600, Emeryville, California 94608 ("LECG") and David J. Teece ("Teece").

RECITALS

  A.
  LECG and Teece entered into an Employment Agreement dated October 27, 1997, which was first amended by letter agreement dated October 5, 2002, copies of which are attached hereto, collectively the "Employment Agreement."

  B.
  LECG and Teece wish to correct and amend the Employment Agreement to reflect certain agreed upon terms of Teece's employment with LECG.

        NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows:

  1.
  Title.    Teece is a Director expert of LECG.

  2.
  Compensation for Consulting Services.    As a Director providing consulting services to LECG, Teece is entitled to compensation in the form of Director Earnings which consist of Fee Pass-Through Earnings. For engagements brought to LECG through Teece's exclusive efforts (personally or through Enterprise Research, Inc. ("ERI")) or jointly with other experts or staff in the firm, 100% of Teece's billing rate for each hour billed to clients and collected by LECG. However, effective July 1, 2003 through December 31, 2003, and each calendar year thereafter, Teece's Fee Pass-Through rate on the first One Million Dollars ($1,000,000) of Teece's LECG billings for that year (or period) will be 90% on matters originated subsequent to June 30, 2003. If pursuant to the October 27, 1997 letter agreement between LECG and Teece any amounts received by Teece are not covered thereby or are excluded from the exclusivity clause with the approval of the President of LECG, such as his compensation for teaching, honoraria for speaking, royalties on his writing or as required by a client, and if Teece's LECG billings for 2004 and any calendar year thereafter are less than $1,000,000, then Teece agrees that such excluded amounts shall be treated by Teece as revenue of LECG solely to determine the reduction, if any, in the amount that Teece is entitled to receive as Fee Pass-Through Income from LECG under the terms of the immediately previous sentence.

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  3.
  No Further Amendments.    Except as set forth in this Second Amendment, the Employment Agreement has not been modified and remains in full force and effect as of the date hereof.

        IN WITNESS WHEREOF, LECG and Teece have executed this Second Amendment to Employment Agreement effective on the date first written above.

LECG, LLC,
a California limited liability company

*By:	/s/ DAVID KAPLAN David Kaplan President
/s/ DAVID J. TEECE David J. Teece

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  Exhibit 10.40(a)
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT